Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 23, 2018
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – July 23, 2018 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and six-month periods ended June 30, 2018.  Sierra Bancorp reported consolidated net income of $7.992 million for the second quarter of 2018, which is the highest quarterly net income ever reported by the Company and represents an increase of $2.790 million, or 54%, relative to the second quarter of 2017.  The lift in net income is primarily the result of improvement in net interest income, a substantial net gain on the sale of other real estate owned (“OREO”) in the second quarter of 2018, and a lower tax accrual rate, partially offset by higher personnel costs and increases in certain other overhead expenses.  The Company’s return on average assets was 1.34% in the second quarter of 2018, return on average equity was 12.44%, and diluted earnings per share were $0.52.

For the first six months of 2018 the Company recognized net income of $14.702 million, which reflects an increase of 51% relative to the same period in 2017.  The Company’s financial performance metrics for the first half of 2018 include an annualized return on average equity of 11.53%, a return on average assets of 1.25%, and diluted earnings per share of $0.95.

Total assets, loans and deposits reached record levels at June 30, 2018 due to continued strong growth.  Assets totaled $2.425 billion at period-end, representing an increase of $85 million, or 4%, for the first half of 2018.  The increase in assets resulted primarily from organic growth in real estate loans and agricultural production loans and a higher level of balances due from banks, partially offset by a drop in balances outstanding on mortgage warehouse lines and commercial loan runoff.  Gross loans totaled $1.624 billion at June 30, 2018, representing an increase of $67 million, or 4%, during the first six months of the year.  Total nonperforming assets were reduced by over $4 million, or 45%, during the first six months due primarily to the sale of OREO in the second quarter.  Deposits were $2.088 billion at June 30, 2018, representing a year-to-date increase of close to $100 million, or 5%, including deposits from our Lompoc branch purchase which totaled $38 million on the acquisition date.  Non-deposit borrowings were reduced by $13 million.

“Goals should never be easy; they should force you to work even if they are uncomfortable at the time.” – Michael Phelps

“We are excited to see another quarter with strong results, including the highest quarterly net income in the Bank’s history.  Assets, loans and deposits also reached record levels because our team continues to work diligently to provide exceptional community banking throughout our markets,” observed Kevin McPhaill, President and CEO.  “While these results are great, we feel that it is important to constantly look for opportunities to grow and expand our presence both organically and through additional acquisitions, and we remain optimistic as we look to the remainder of 2018,” he concluded.

Sierra Bancorp Financial Results

July 23, 2018

Financial Highlights

As noted above, net income increased by $2.790 million, or 54%, for the second quarter of 2018 relative to the second quarter of 2017, and by $4.948 million, or 51%, for the first six months of 2018 as compared to the same period in 2017.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income increased by $4.960 million, or 28%, for the second quarter, and $9.837 million, or 28%, for the first half due to growth in average interest-earning assets totaling $311 million, or 17%, for the second quarter of 2018 over the second quarter of 2017, and growth of $319 million, or 17%, for the first half of 2018 over the first half of 2017.  Organic growth was a factor in the increase in average earning assets, but the comparative results were also materially affected by our acquisition of Ojai Community Bank in the fourth quarter of 2017.  The favorable impact of higher interest-earning assets was enhanced by an increase in our net interest margin totaling 31 basis points for the comparative quarters, and 30 basis points for the year-to-date period.  Our net interest margin improvement reflects the fact that loan yields have increased more rapidly than deposit rates as market interest rates have gone up, as well as the fact that our acquisition resulted in strong growth in loans relative to lower-yielding investment balances.  The comparative results were also impacted by non-recurring interest income, which totaled $125,000 in the second quarter of 2018 relative to $83,000 in the second quarter of 2017, and $227,000 in the first half of 2018 as compared to $219,000 in the first half of 2017.  Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by approximately 11 basis points in the second quarter of 2018 as compared to five basis points in the second quarter 2017, and eight basis points for the first six months of 2018 relative to six basis points in the first six months of 2017.

The Company recorded a $300,000 loan loss provision in both the second quarter of 2018 and the second quarter of 2017, bringing year-to-date loan loss provisions to $500,000 in 2018 and $300,000 for 2017.  The 2018 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances and reserves required for specifically identified impaired loan balances.

Total non-interest income reflects increases of $65,000 for the quarterly comparison and the comparative year-to-date results.  Service charges on deposits were up 9% for the second quarter of 2018 and 12% for the first six months of 2018 relative to 2017, due to fees earned on deposit accounts added over the past year as well as the reclassification of certain income from other non-interest income to service charges for 2018.  BOLI income increased for the second quarter of 2018 but declined for the first six months of 2018 relative to 2017, due to fluctuations in income on BOLI associated with deferred compensation plans.  Other non-interest income was lower for both the quarter and year-to-date comparisons due in part to the income reclassification noted above, but mainly because of pass-through expenses associated with additional investments in low-income housing tax credit funds and other limited partnerships.  Those expenses are netted out of revenue.

Total non-interest expense was up by $2.203 million, or 15%, for the second quarter of 2018 relative to the second quarter of 2017 and $4.389 million, or 14%, for the comparative six-month periods.  Non-recurring acquisition costs included in non-interest expense totaled $151,000 in the second quarter of 2018 relative to $166,000 in the second quarter of 2017, and $437,000 for the first six months of 2018 as compared to $161,000 for the first six months of 2017.  Salaries and benefits increased by $1.744 million, or 24%, for the second quarter and $3.042 million, or 20%, for the first half, due in large part to expenses for employees retained subsequent to our acquisitions, staffing costs for de novo branch offices that commenced operations in 2017, salary adjustments in the normal course of business, costs for non-acquisition related staff additions, and a sizeable increase in group health insurance costs.

Sierra Bancorp Financial Results

July 23, 2018

Total occupancy expense increased by $216,000, or 10%, for the second quarter and $244,000, or 5%, for the first six months, due primarily to ongoing occupancy costs associated with a higher number of branches.  Other non-interest expense was up by $243,000, or 4%, for the second quarter and $1.103 million, or 10%, for the year-to-date comparison.  This line item includes the nonrecurring acquisition costs noted above, and it also reflects higher operating costs stemming from more branches, an increase in amortization expense associated with core deposit intangibles created pursuant to our acquisitions, and other increases in the normal course of business.  The increases were partially offset by a $713,000 gain on sale of OREO in the second quarter of 2018.

The Company’s provision for income taxes was 25% of pre-tax income in the second quarter of 2018 relative to 33% in the second quarter of 2017, and 24% for the first six months of 2018 as compared to 31% for the first six months of 2017.  The lower rate in 2018 is consistent with the reduction in our Federal income tax rate.

Balance sheet changes during the first half of 2018 include an increase in total assets of $85 million, or 4%, due to a higher level of balances due from banks and organic growth in loan balances.  Cash and due from banks was up $15 million, or 21%, due to an $8 million increase in our interest-earning balance held at the Federal Reserve Bank and a $7 million increase in other clearing-related balances.  Gross loans increased by $67 million, or 4%, due to strong organic growth in non-agricultural real estate loans and agricultural production loans which were up $111 million, or 10%, and $7 million, or 14%, respectively.  Those increases were partially offset by a drop of $8 million, or 6%, in commercial loans and a decline of $42 million, or 31%, in mortgage warehouse loans, which went down because the utilization rate on mortgage warehouse lines dropped to 25% at June 30, 2018 from 34% at December 31, 2017 and we exited a couple of relationships.  Consumer loans were also down by over $1 million, or 12%.  While we have experienced a higher level of real-estate secured and agricultural lending activity in recent periods and our pipeline of loans in process of approval remains relatively robust, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, were reduced by $4 million, or 45%, during the first half of 2018 due to the sale of over $3 million in OREO, and an $870,000 drop in non-accruing loans resulting from net charge-offs, payoffs and upgrades.  The Company’s ratio of nonperforming assets to loans plus foreclosed assets also fell to 0.32% at June 30, 2018 from 0.60% at December 31, 2017.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.  In addition to nonperforming assets, the Company had $12 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of June 30, 2018.

The Company’s allowance for loan and lease losses was $9.1 million at June 30, 2018, a slight increase relative to December 31, 2017.  The increase came from the addition of $500,000 via a loan loss provision, less the charge-off of $407,000 in previously-established reserves against the allowance for loan and lease losses.  Because of growth in our loan portfolio, the allowance fell to 0.56% of total loans at June 30, 2018 from 0.58% at December 31, 2017.  It should be noted that our need for reserves has been favorably impacted by acquired loans, which were booked at their fair values on the acquisition dates and thus did not initially require a loan loss allowance.  Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances

Sierra Bancorp Financial Results

July 23, 2018

outstanding as of June 30, 2018, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect growth of $100 million, or 5%, during the first half of 2018, inclusive of Lompoc branch deposits and seasonal increases in commercial deposits.  Lompoc branch deposits consisted of $32 million in non-maturity deposits and $6 million in time deposits at the acquisition date of May 18, 2018.  Junior subordinated debentures increased slightly from the accretion of the discount on trust-preferred securities that were part of the Coast Bancorp acquisition, but other non-deposit borrowings were reduced by $13 million, or 43%, during the period.

Total capital was $260 million at June 30, 2018, reflecting a slight increase relative to year-end 2017 due to capital from stock options exercised and the addition of net income, net of dividends paid and a $6.2 million increase in our accumulated other comprehensive loss.  There were no share repurchases executed by the Company during the first six months of 2018.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 41st year of operations and is the largest independent bank headquartered in California's South San Joaquin Valley.  Bank of the Sierra is a community-centric regional bank, which delivers a broad range of retail and commercial banking services through a network of full-service branches located in the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara.  The Bank also maintains a cyber branch, and offers specialized credit services through Agricultural, SBA, and Real Estate Industries loan centers.  Bank of the Sierra holds a Bauer Financial 5-star rating, an honor only awarded to the strongest financial institutions in the country.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 23, 2018

CONSOLIDATED INCOME STATEMENT         (in $000's, unaudited)    Qtr Ended:  2Q18 vs   Qtr Ended:  2Q18 vs   Six Months Ended:  YTD18 vs      6/30/2018  3/31/2018  1Q18  6/30/2017  2Q17  6/30/2018  6/30/2017  YTD17 Interest Income     $  24,883    $  23,476   +6%   $      19,055   +31%   $  48,360    $  36,958   +31% Interest Expense    2,083   1,716   +21%     1,215   +71%  3,800   2,235   +70%      Net Interest Income 22,800        21,760   +5%   17,840   +28%       44,560        34,723   +28%    Provision for Loan & Lease Losses       300      200   +50%         300   0%     500      300   +67%     Net Int after Provision 22,500        21,560   +4%   17,540   +28%       44,060        34,423   +28%    Service Charges    3,027   2,946   +3%     2,776   +9%  5,974   5,348   +12% BOLI Income       423      204   +107%         358   +18%     626      811   -23% Gain (Loss) on Investments     -    -   0%   58   -100%   -        66   -100% Other Non-Interest Income    1,979   1,983   0%     2,172   -9%  3,963   4,273   -7%     Total Non-Interest Income    5,429   5,133   +6%     5,364   +1%       10,563        10,498   +1%    Salaries & Benefits    8,997   9,183   -2%     7,253   +24%       18,180        15,138   +20% Occupancy Expense    2,451   2,348   +4%     2,235   +10%  4,799   4,555   +5% Other Non-Interest Expenses    5,846   6,356   -8%     5,603   +4%       12,202        11,099   +10%     Total Non-Interest Expense 17,294        17,887   -3%   15,091   +15%       35,181        30,792   +14%        Income Before Taxes 10,635   8,806   +21%     7,813   +36%       19,442        14,129   +38% Provision for Income Taxes    2,643   2,096   +26%     2,611   +1%  4,740   4,375   +8%      Net Income     $    7,992    $    6,710   +19%   $        5,202   +54%   $  14,702    $    9,754   +51%    TAX DATA   Tax-Exempt Muni Income     $    1,018    $    1,016   0%   $   932   +9%   $    2,034    $    1,737   +17% Interest Income - Fully Tax Equiv     $  25,154    $  23,746   +6%   $      19,557   +29%   $  48,901    $  37,893   +29%    NET CHARGE-OFFS      $        155    $        252   -38%   $   658   -76%   $        407    $        771   -47% Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

July 23, 2018

PER SHARE DATA   (unaudited) Qtr Ended: 2Q18 vs  Qtr Ended: 2Q18 vs  Six Months Ended: YTD18 vs    6/30/2018 3/31/2018 1Q18 6/30/2017 2Q17 6/30/2018 6/30/2017 YTD17 Basic Earnings per Share  $0.52  $0.44  +18% $0.38  +37% $0.96  $0.71  +35% Diluted Earnings per Share  $0.52  $0.44  +18% $0.37  +41% $0.95  $0.70  +36% Common Dividends  $0.16  $0.16  0% $0.14  +14% $0.32  $0.28  +14%  Wtd. Avg. Shares Outstanding  15,254,575 15,232,696 0% 13,831,345 +10% 15,243,697 13,816,576 +10% Wtd. Avg. Diluted Shares  15,429,129 15,412,168 0% 14,010,328 +10% 15,420,886 14,009,485 +10%  Book Value per Basic Share (EOP)  $17.06  $16.75  +2% $15.62  +9% $17.06  $15.62  +9% Tangible Book Value per Share (EOP) $14.81  $14.56  +2% $14.84  0% $14.81  $14.84  0%  Common Shares Outstanding (EOP)   15,258,100 15,246,780 0% 13,832,549 +10% 15,258,100 13,832,549 +10%   KEY FINANCIAL RATIOS         (unaudited) Qtr Ended:  Qtr Ended:  Six Months Ended:    6/30/2018 3/31/2018  6/30/2017  6/30/2018 6/30/2017  Return on Average Equity  12.44% 10.61%  9.75%  11.53% 9.31%  Return on Average Assets  1.34% 1.16%  1.02%  1.25% 0.98%  Net Interest Margin (Tax-Equiv.)  4.24% 4.20%  3.93%  4.22% 3.92%  Efficiency Ratio (Tax-Equiv.)  60.44% 65.72%  63.30%  63.01% 66.18%  Net C/O's to Avg Loans (not annualized) 0.01% 0.02%   0.05%  0.03% 0.06%

Sierra Bancorp Financial Results

July 23, 2018

STATEMENT OF CONDITION   (balances in $000's, unaudited)    Jun '18 vs   Jun '18 vs   Jun '18 vs  ASSETS  6/30/2018 3/31/2018 Mar '18 12/31/2017 Dec '17 6/30/2017 Jun '17 Cash and Due from Banks   $  85,102   $  63,509  +34%  $  70,137  +21%  $  77,175  +10% Investment Securities 559,968 563,582  -1%558,329  0%579,581  -3% Real Estate Loans (non-Agricultural) 1,196,841 1,147,234  +4%1,086,200  +10%851,431  +41% Agricultural Real Estate Loans 141,475 142,929  -1%140,516  +1%136,927  +3% Agricultural Production Loans   53,339   54,270  -2%  46,796  +14%  54,436  -2% Comm'l & Industrial Loans & Leases 127,710 129,771  -2%135,662  -6%118,898  +7% Mortgage Warehouse Lines   95,645 108,573  -12%138,020  -31%126,633  -24% Consumer Loans9,3349,439  -1%  10,626  -12%  10,914  -14%Gross Loans & Leases 1,624,344 1,592,216  +2%1,557,820  +4%1,299,239  +25% Deferred Loan & Lease Fees2,9202,953  -1%    2,774  +5%    2,768  +5%Loans & Leases Net of Deferred Fees 1,627,264 1,595,169  +2%1,560,594  +4%1,302,007  +25% Allowance for Loan & Lease Losses    (9,136)   (8,991) +2%   (9,043) +1%   (9,230) -1%Net Loans & Leases 1,618,128 1,586,178  +2%1,551,551  +4%1,292,777  +25% Bank Premises & Equipment   30,182   29,060  +4%  29,388  +3%  28,438  +6% Other Assets 132,063 131,195  +1%130,893  +1%100,009  +32% Total Assets   $ 2,425,443   $ 2,373,524  +2% $ 2,340,298  +4% $ 2,077,980  +17% LIABILITIES & CAPITALNon-Interest Demand Deposits   $    674,283   $    642,363  +5%  $    635,434  +6%  $    557,617  +21% Int-Bearing Transaction Accounts 577,054 559,084  +3%523,590  +10%541,176  +7% Savings Deposits 301,322 301,888  0%283,126  +6%232,456  +30% Money Market Deposits 151,736 157,006  -3%171,611  -12%119,714  +27% Customer Time Deposits 383,527 376,289  +2%374,625  +2%340,894  +13% Wholesale Brokered Deposits--  0%    -  0%    -  0%Total Deposits 2,087,922 2,036,630  +3%1,988,386  +5%1,791,857  +17% Junior Subordinated Debentures   34,677   34,633  0%  34,588  0%  34,499  +1% Other Interest-Bearing Liabilities   17,239   18,629  -7%  30,050  -43%  11,296  +53%Total Deposits & Int.-Bearing Liab. 2,139,838 2,089,892  +2%2,053,024  +4%1,837,652  +16% Other Liabilities   25,367   28,312  -10%  31,332  -19%  24,205  +5% Total Capital 260,238 255,320  +2%255,942  +2%216,123  +20%Total Liabilities & Capital    $ 2,425,443   $ 2,373,524  +2%  $ 2,340,298  +4%  $ 2,077,980  +17%

Sierra Bancorp Financial Results

July 23, 2018

GOODWILL & INTANGIBLE ASSETS (balances in $000's, unaudited)	6/30/2018	3/31/2018	Jun '18 vs Mar '18	12/31/2017	Jun '18 vs Dec '17	6/30/2017	Jun '18 vs Jun '17
Goodwill	27,357	27,357	0%	27,357	0%	8,268	+231%
Core Deposit Intangible	6,919	6,004	+15%	6,234	+11%	2,589	+167%
Total Intangible Assets	34,276	33,361	+3%	33,591	+2%	10,857	+216%

CREDIT QUALITY (balances in $000's, unaudited)	6/30/2018	3/31/2018	Jun '18 vs Mar '18	12/31/2017	Jun '18 vs Dec '17	6/30/2017	Jun '18 vs Jun '17
Non-Accruing Loans	$ 3,093	$ 3,089	0%	$ 3,963	-22%	$ 5,652	-45%
Foreclosed Assets	2,112	5,371	-61%	5,481	-61%	2,141	-1%
Total Nonperforming Assets	$ 5,205	$ 8,460	-38%	$ 9,444	-45%	$ 7,793	-33%
Performing TDR's (not incl. in NPA's)	$ 11,981	$ 11,185	+7%	$ 12,413	-3%	$ 13,640	-12%
Non-Perf Loans to Gross Loans	0.19%	0.19%		0.25%		0.44%	
NPA's to Loans plus Foreclosed Assets	0.32%	0.53%		0.60%		0.60%	
Allowance for Ln Losses to Loans	0.56%	0.56%		0.58%		0.71%	

SELECT PERIOD-END STATISTICS (unaudited)	6/30/2018	3/31/2018	12/31/2017	6/30/2017
Shareholders Equity / Total Assets	10.7%	10.8%	10.9%	10.4%
Gross Loans / Deposits	77.8%	78.2%	78.3%	72.5%
Non-Int. Bearing Dep. / Total Dep.	32.3%	31.5%	32.0%	31.1%

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000's, unaudited)

	For the quarter ended June 30, 2018			For the quarter ended March 31, 2018			For the quarter ended June 30, 2017		
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets									
Investments:									
Federal funds sold/due from time	$ 13,080	$ 61	1.84%	$ 30,476	$ 118	1.55%	$ 53,965	$ 139	1.02%
Taxable	424,446	2,300	2.14%	425,075	2,338	2.20%	437,470	2,147	1.94%
Non-taxable	141,224	1,018	3.61%	141,579	1,016	3.63%	131,972	932	4.30%
Total investments	578,750	3,379	2.49%	597,130	3,472	2.51%	623,407	3,218	2.36%
Loans and Leases:									
Real estate	1,325,251	17,800	5.39%	1,254,596	16,644	5.38%	969,925	12,207	5.05%
Agricultural Production	53,867	753	5.61%	50,131	658	5.32%	50,942	620	4.88%
Commercial	124,320	1,489	4.80%	127,316	1,379	4.39%	116,719	1,577	5.42%
Consumer	9,760	297	12.21%	10,493	293	11.32%	11,577	307	10.64%
Mortgage warehouse lines	89,633	1,126	5.04%	83,348	978	4.76%	97,191	1,077	4.44%
Other	2,503	39	6.25%	3,013	52	7.00%	3,309	49	5.94%
Total loans and leases	1,605,334	21,504	5.37%	1,528,897	20,004	5.31%	1,249,663	15,837	5.08%
Total interest earning assets	2,184,084	$ 24,883	4.62%	2,126,027	$ 23,476	4.53%	1,873,070	$ 19,055	4.19%
Other earning assets	10,436			10,195			8,689		
Non-earning assets	205,446			201,397			156,643		
Total assets	$ 2,399,966			$ 2,337,619			$ 2,038,402		
Liabilities and shareholders' equity									
Interest bearing deposits:									
Demand deposits	$ 139,546	$ 109	0.31%	$ 116,829	$ 88	0.31%	$ 157,482	$ 122	0.31%
NOW	422,619	116	0.11%	409,198	117	0.12%	374,304	104	0.11%
Savings accounts	301,528	80	0.11%	293,716	76	0.10%	228,859	58	0.10%
Money market	153,143	37	0.10%	164,824	42	0.10%	118,172	23	0.08%
Time Deposits	380,778	1,252	1.32%	375,718	995	1.07%	341,442	561	0.66%
Total interest bearing deposits	1,397,614	1,594	0.46%	1,360,285	1,318	0.39%	1,220,259	868	0.29%
Borrowed funds:									
Junior Subordinated Debentures	34,651	436	5.05%	34,606	385	4.51%	34,475	337	3.92%
Other Interest-Bearing Liabilities	23,719	53	0.90%	10,759	13	0.49%	10,233	10	0.39%
Total borrowed funds	58,370	489	3.36%	45,365	398	3.56%	44,708	347	3.11%
Total interest bearing liabilities	1,455,984	$ 2,083	0.57%	1,405,650	$ 1,716	0.50%	1,264,967	$ 1,215	0.39%
Demand deposits - non-interest bearing	656,486			643,524			533,570		
Other liabilities	29,786			31,936			25,945		
Shareholders' equity	257,710			256,509			213,920		
Total liabilities and shareholders' equity	$ 2,399,966			$ 2,337,619			$ 2,038,402		
Interest income/interest earning assets			4.62%			4.53%			4.19%
Interest expense/interest earning assets			0.38%			0.33%			0.26%
Net interest income and margin		$ 22,800	4.24%		$ 21,760	4.20%		$ 17,840	3.93%

NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate for periods ending after December 31, 2017, and a 35% tax rate for periods ending on or before December 31, 2017